EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statement on Form S-8 pertaining to the Whirlpool 401(k) Retirement Plan of our reports (a) dated February 28, 2006, with respect  to the consolidated financial statements and schedule of Whirlpool Corporation, Whirlpool Corporation management’s assessment of the effectiveness of internal control over financial reporting, and the effectiveness of internal control over financial reporting of Whirlpool Corporation, included in its Annual Report (Form 10-K) and (b) dated June 9, 2006, with respect to the financial statements and schedules of the Whirlpool 401(k) Plan included in the Plan’s Annual Report (Form 11-K), both for the year ended December 31, 2005, filed with the Securities and Exchange Commission.

/s/ ERNST & YOUNG LLP

Chicago, Illinois November 10, 2006

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